Exhibit 23.6

CONSENT OF C G SINGER

TOWERS WATSON

C G Singer

Consulting Actuary

Watson House

London Road

Reigate

Surrey RH2 9PQ

UK

T	+44 1737 241144
D	+44 1737 274192
F	+44 1737 241496

colin.singer@towerswatson.com

towerswatson.com

March 21, 2012

The Board of Directors

HSBC Holdings plc

I, C G Singer, hereby consent to be named as valuation actuary of the HSBC Bank (UK) Pension Scheme as described under the caption “Employee compensation and benefits” (note 7) in the consolidated financial statements of HSBC Holdings plc (the “Company”) contained in the Annual Report on Form 20-F of the Company for the year ended December 31, 2011 and incorporated by reference in the Registration Statement on Form F-3 of the Company to be filed on or about March 22, 2012.

Sincerely,

/s/ C G Singer
C G Singer Fellow of the Institute and Faculty of Actuaries